Exhibit 99.1

CERTIFICATE OF THE SECRETARY OF GARRISON CAPITAL INC.
CERTIFYING RESOLUTIONS APPROVING
THE JOINT FIDELITY BOND

THE UNDERSIGNED, the duly appointed Secretary of Garrison Capital Inc., a Delaware corporation (the “Company”), an externally managed, non-diversified, closed-end management investment company that has elected to be treated as a business development company under the Investment Company Act of 1940, as amended (the “1940 Act”), does hereby certify that the resolutions set forth below were approved by the Board of Directors of the Company (the “Board of Directors”), including a majority of the directors who are not “interested persons”, as defined in  Section 2(a)(19) of the 1940 Act, of the Company, on November 5, 2012 at a meeting of the Board of Directors:

RESOLVED, that the Board of Directors hereby ratifies and approves the inclusion of the Company as an insured under the fidelity bond (the “Bond”) of Garrison Investment Group LP (“Garrison Investment Group” and each of Garrison Investment Group and the Company, an “Insured”), issued by Federal Insurance Company and having an aggregate coverage of $10 million, against larceny and embezzlement and such other types of losses as are included in standard fidelity bonds, covering the officers and the other employees of the Company from time to time and containing such provisions as may be required by the 1940 Act and the rules promulgated thereunder;

FURTHER RESOLVED, that the Bond in the amount and form presented at the meeting, is hereby ratified and approved after consideration of all factors deemed relevant by the Board of Directors, including the amount of such bond, the expected value of the assets of the Company to which any person covered under such bond may have access, the estimated amount of the premium for such bond, the type and terms of the arrangements made for the custody and safekeeping of the Company’s assets and the nature of the securities in the Company’s portfolio;

FURTHER RESOLVED, that after having given due consideration to, among other things, the number of other parties insured under such bond, the nature of the business activities of those other parties, the amount of such bond and the extent to which the share of the premium allocated to the Company under such bond is less than the premium the Company would have had to pay had it maintained a single insured bond, the Board of Directors hereby ratifies and approves the share of the premium to be allocated to each Insured for such bond, which is based upon their proportionate share of the sum of the premiums that would have been paid if such fidelity bond coverage had been purchased separately;

FURTHER RESOLVED, that the officers (the “Officers”) of the Company be, and each hereby is, authorized to obtain such Bond, in substantially the form presented at the meeting, with the other named Insured under such bond providing that in the event that any recovery is received under such bond as a result of a loss sustained by the Company and also by the other named Insured, the Company shall receive an equitable and proportionate share of the recovery, but in no event less than the amount it would have received had it provided and maintained a single insured bond with the minimum coverage required by paragraph (d)(1) of Rule 17g-1 under the 1940 Act;

FURTHER RESOLVED, that the Joint Fidelity Bond Agreement, dated as of October 9, 2012, by and between the Company and Garrison Investment Group be, and hereby is, ratified, approved and confirmed;

FURTHER RESOLVED, that the Chief Financial Officer of the Company be, and hereby is, designated as the party responsible for making the necessary filings and giving the notices with respect to such bond required by paragraph (g) of Rule 17g-1 under the 1940 Act; and

FURTHER RESOLVED, that all actions taken by the Officers in connection with the foregoing resolutions are hereby ratified and approved.

IN WITNESS WHEREOF, I have hereunto set my hand as such officer of the Corporation this 19th day of November, 2012

By: /s/ Julian Weldon
Name: Julian Weldon
Title: Secretary